UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

PARKWAY PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, Florida 32801

www.pky.com

To our Stockholders:

Parkway Properties, Inc. (the “Company”, “we”, “us” or “our”) will hold a special meeting of our stockholders (the “Special Meeting”) on July 31, 2012, at 2:00 p.m. Eastern Time, on the 26th floor at the Buckhead Club, 3344 Peachtree Road NE, Atlanta, Georgia 30326.

On May 3, 2012, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with TPG VI Pantera Holdings, L.P. (“TPG Pantera” or the “Investor”), an affiliate of TPG Global, LLC. Pursuant to the Securities Purchase Agreement, we agreed to sell to the Investor for an aggregate purchase price of $200 million (i) 4,300,000 shares of our common stock, par value $0.001 per share, and (ii) 13,477,778 shares of our newly authorized Series E Convertible Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”). We refer to this investment by the Investor as the “Investment.” The Investment closed on June 5, 2012. In addition, prior to the Special Meeting, we will have issued to TPG VI Management, LLC an additional 6,667 shares of Series E Preferred Stock pursuant to a Management Services Agreement, which we entered into on June 5, 2012 concurrently with the Investment, pursuant to the Securities Purchase Agreement.

At the Special Meeting, holders of shares of our common stock (other than TPG Pantera) will be asked to consider and vote on a proposal to approve the following rights in connection with the Investment: (i) the right to convert, at the option of the Company or the holders, shares of our Series E Preferred Stock into shares of our common stock, (ii) the Investor’s pre-emptive rights following approval of such conversion to participate in future Company issuances of its common stock or securities convertible into or exercisable for its common stock to the extent that the Investor would receive more than 1% of the number or voting power of the Company’s then-outstanding shares of common stock and (iii) the right to restrict the ability of our Board of Directors from hiring or terminating the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Investment Officer, or making any material change in any of the duties of any such executive officer, without the affirmative approval of a majority of our Compensation Committee (which approval currently would include the affirmative vote of at least one of the TPG Pantera nominees to that committee), each of which rights require the approval of the Company’s stockholders in accordance with New York Stock Exchange rules and regulations (collectively, the “Equity Investment Rights Proposal”).

In addition, holders of shares of our common stock will be asked at the Special Meeting to consider and vote on a proposal to approve an amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of capital stock in order to have additional capital stock available for future general corporate purposes.

Our Board of Directors unanimously approved the proposals and recommends that our stockholders vote “FOR” each of the proposals.

If our stockholders do not approve the Equity Investment Rights Proposal presented at the Special Meeting, the Series E Preferred Stock will not be convertible into our common stock, and, unless and until stockholder approval is subsequently obtained and the Company or the holder(s) of the Series E Preferred Stock elects to convert the Series E Preferred Stock into shares of our common stock, the dividend rate applicable to the Series E

Preferred Stock will increase to (i) 8.0% per annum beginning 180 days after closing of the Investment (December 2, 2012) and continuing until the end of the second full calendar quarter after commencement of such dividend rate (June 30, 2013), during which time the Company may pay the dividends in cash or in kind by issuing additional shares of Series E Preferred Stock, (ii) 12% per annum beginning July 1, 2013 and continuing for four calendar quarters (which period ends June 30, 2014), during which time the Company must pay the dividends in cash, and (iii) 15% per annum thereafter, during which time the Company must pay the dividends in cash. These dividends will be net of the amount of any common stock participating dividends received by the holders of Series E Preferred Stock during such periods. In addition, if the conversion right that is part of the Equity Investment Rights Proposal is not approved by our stockholders within 180 days after closing of the Investment, (a) the liquidation preference for the Series E Preferred Stock will increase by 10% and (b) the conversion ratio for conversion of the Series E Preferred Stock into the Company’s common stock will increase by 10%. Further, if our stockholders do not approve the Equity Investment Rights Proposal at the Special Meeting, TPG Pantera has the right, among other things, to require us to use our reasonable best efforts to call subsequent special meetings of our stockholders to approve the Equity Investment Rights Proposal as described in the accompanying proxy statement.

Please carefully read the accompanying proxy statement in its entirety for information about the matters to be voted upon. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission; see “Where You Can Find More Information” in the accompanying proxy statement. Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your proxy as soon as possible via the Internet, by telephone or by mail.

Sincerely,

Mandy M. Pope

Executive Vice President,

Chief Accounting Officer and Secretary

Dated: June 19, 2012

PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, Florida 32801

www.pky.com

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS TO BE HELD ON JULY 31, 2012

SCHEDULED MEETING DATE:	July 31, 2012

MEETING TIME:	2:00 p.m. Eastern Time

RECORD DATE:	June 13, 2012

LOCATION:	The Buckhead Club, 26th Floor 3344 Peachtree Road NE Atlanta, GA 30326

ITEMS OF BUSINESS:

1.      To consider and vote on a proposal to approve the following rights in connection with the transactions contemplated by the Securities Purchase Agreement, dated as of May 3, 2012 (the “Securities Purchase Agreement”), between Parkway Properties, Inc. (the “Company,” “we,” “us” or “our”) and TPG VI Pantera Holdings, L.P. (“TPG Pantera” or the “Investor”): (i) the right to convert, at the option of the Company or the holders, shares of our Series E Convertible Cumulative Redeemable Preferred Stock, $0.001 par value per share, into shares of our common stock, (ii) the Investor’s pre-emptive rights following approval of such conversion to participate in future issuances of the Company’s common stock or securities convertible into or exercisable for the Company’s common stock to the extent that the Investor would receive more than 1% of the number or voting power of the Company’s then-outstanding shares of common stock, and (iii) the right to restrict the ability of our Board of Directors from hiring or terminating the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Investment Officer, or making any material change in any of the duties of any such executive officer, without the affirmative approval of a majority of our Compensation Committee, which approval currently would include the affirmative vote of at least one of the TPG Pantera nominees to that committee (collectively, the “Equity Investment Rights Proposal”).

2.      To consider and vote on a proposal to approve an amendment to the Company’s Articles of Incorporation, as amended, to increase the total number of authorized shares of our capital stock from 100,000,000 to 150,000,000.

3.      To consider and vote on a proposal to approve the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve either of the foregoing proposals.

These items of business are described in the proxy statement accompanying this Notice. We are required to seek approval for the Equity Investment Rights Proposal set forth above pursuant to the terms of the Securities Purchase Agreement and other agreements and documents entered into in connection with the transactions contemplated thereby and in order to comply with the rules and regulations of the New York Stock Exchange.

The Parkway Properties, Inc. Board of Directors unanimously recommends that stockholders vote “FOR” each of the proposals.

The record date for the Special Meeting is June 13, 2012. Holders of record of our common stock at the close of business on the record date will be entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting; however, TPG Pantera is not entitled to vote on the Equity Investment Rights Proposal presented at the Special Meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders electronically. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Special Meeting.

On or around June 19, 2012, we began mailing to our stockholders a Notice Regarding the Availability of Proxy Materials containing an overview of the proxy materials and an explanation of the methods by which stockholders can view the proxy materials online or request to receive a copy of the proxy materials via regular mail or email without charge.

Sincerely,

Mandy M. Pope

Executive Vice President,

Chief Accounting Officer and Secretary

Dated: June 19, 2012

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT.

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF STOCKHOLDERS

OF PARKWAY PROPERTIES, INC.

TO BE HELD ON JULY 31, 2012

Address of Special Meeting:

The Buckhead Club, 26th Floor

3344 Peachtree Road NE

Atlanta, GA 30326

Solicitation of Proxies by Board of Directors

Our Board of Directors (the “Board”) is soliciting proxies to be voted at the special meeting of the Company’s stockholders scheduled to be held on July 31, 2012, at 2:00 p.m. Eastern Time, on the 26th floor at the Buckhead Club, 3344 Peachtree Road NE, Atlanta, Georgia 30326 (the “Special Meeting”), and any adjournments or postponements of the Special Meeting, for the purposes set forth in the attached Notice of Special Meeting of Stockholders To Be Held On July 31, 2012 (the “Notice”). The Notice Regarding the Availability of Proxy Materials was first sent out, and the Notice, this Proxy Statement and the form of proxy enclosed were first made available as provided in the Notice Regarding the Availability of Proxy Materials, on or about June 19, 2012. Our stockholders are invited to attend the Special Meeting and are requested to vote on each of the proposals described in this Proxy Statement. In this Proxy Statement, we refer to Parkway Properties, Inc. as the “Company,” “we,” “our” or “us.”

Questions and Answers about these Proxy Materials and the Special Meeting

Why am I receiving these materials? What is the purpose of the Special Meeting?

On May 3, 2012, the Company and TPG VI Pantera Holdings, L.P. (“TPG Pantera” or the “Investor”), an affiliate of TPG Global, LLC (together with its affiliates, “TPG”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which TPG Pantera agreed to purchase 4,300,000 shares of the Company’s common stock at a purchase price of $11.25 per share, and 13,477,778 shares of a newly-authorized series of the Company’s Series E Convertible Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series E Preferred Stock”), at a purchase price of $11.25 per share. The investment contemplated by the Securities Purchase Agreement (the “Investment”) closed on June 5, 2012. As described in more detail below, in accordance with the terms of the Investment Documents (as defined below) and applicable New York Stock Exchange (“NYSE”) rules, regulations and guidance, the Company is calling a special meeting of its stockholders to consider and vote on certain proposals. The Special Meeting described in this Proxy Statement is scheduled to be held on July 31, 2012, and we are providing these proxy materials to you in connection with the Special Meeting.

At the Special Meeting, holders of shares of our common stock will be asked to consider and vote on the following proposals:

1.

To approve the following rights in connection with the Investment: (i) the right to convert, at the option of the Company or the holders, shares of our Series E Preferred Stock into shares of our common stock (the “Conversion Right”), (ii) the Investor’s pre-emptive rights following approval of such conversion to participate in future issuances of the Company’s common stock or securities convertible into or exchangeable for the Company’s common stock to the extent that the Investor would receive more than 1% of the number or voting power of the Company’s then-outstanding shares of common stock (the “Pre-emptive Right”), and (iii) the right to restrict the ability of our Board from hiring or terminating the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief

Investment Officer, or making any material change in any of the duties of any such executive officer, without the affirmative approval of a majority of our Compensation Committee (the “Executive Hiring and Termination Right”) (collectively, the “Equity Investment Rights Proposal”).

2.	To approve an amendment to the Company’s Articles of Incorporation, as amended (the “Charter”), to increase the total number of authorized shares of capital stock from 100,000,000 to 150,000,000 (the “Authorized Stock Increase Proposal”).

3.	To approve the adjournment of the Special Meeting to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve either of the foregoing proposals (the “Adjournment Proposal”).

How does the Board recommend that I vote on the Equity Investment Rights Proposal, the Authorized Stock Increase Proposal and the Adjournment Proposal?

The Board unanimously approved the Equity Investment Rights Proposal, the Authorized Stock Increase Proposal and the Adjournment Proposal, and unanimously recommends that the Company’s stockholders vote “FOR” each of these proposals.

Why did the Company approve the Investment?

The Board approved the Investment to raise capital that we intend to use in furtherance of our investment strategy. For a more detailed description of the background of the Investment, see “Proposal One: Equity Investment Rights Proposal – Background of the Investment” below.

Why is the Company seeking approval of the Equity Investment Rights Proposal?

We are required to seek approval of the Equity Investment Rights Proposal pursuant to the terms of the Securities Purchase Agreement and the related agreements and other documents entered into by the Company and TPG Pantera and other affiliates of TPG in connection with the Securities Purchase Agreement, including the Stockholders Agreement, dated as of June 5, 2012 (the “Stockholders Agreement”), by and among the Company, the Investor and TPG VI Management, LLC, an affiliate of TPG (“TPG Management”), and the Management Services Agreement, dated as of June 5, 2012 (the “Management Services Agreement”), by and among the Company and TPG Management. The Securities Purchase Agreement and such related agreements and other documents are referred to herein, collectively, as the “Investment Documents.”

In addition, the Company’s common stock is listed on NYSE and, as a result, the Company is subject to certain NYSE listing rules and regulations. NYSE requires that each of the rights that are the subject of the Equity Investment Rights Proposal must be approved by the stockholders prior to taking effect, as described below.

Conversion Right. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions, if the common stock issued or issuable equals or exceeds 20% of the number of shares of common stock or of the voting power outstanding prior to the issuance. Because of this restriction, in exchange for the Investor’s $200 million investment in the Company, the Investor received 4,300,000 shares of our common stock at the closing of the Investment, representing approximately 19.6% of our common stock outstanding prior to the issuance, and, instead of additional shares of our common stock, the Investor received 13,477,778 shares of our newly authorized Series E Preferred Stock. Pursuant to the terms of the Company’s Articles Supplementary reclassifying 16,000,000 shares of our common stock into shares of our Series E Preferred Stock (the “Articles Supplementary”), the Series E Preferred Stock will only become convertible into our common stock following stockholder approval.

Pre-emptive Right. Section 312.03(b) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to any director, officer or substantial security holder of the Company (each a “Related Party”) if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be converted or exercised, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance or sale. The Investor’s percentage ownership of the Company’s outstanding common stock following the closing of the Investment is approximately 43% on an as-converted basis and, as a result, the Investor is deemed a Related Party under NYSE rules and regulations. Pursuant to the Stockholders Agreement, the Company agreed to provide TPG Pantera with a pre-emptive right to participate pro rata in the Company’s future equity issuances for so long as TPG Pantera owns at least 10% of the Company’s outstanding common stock on an as-converted basis. Because of the NYSE restriction on equity purchases by Related Parties discussed above, TPG Pantera’s pre-emptive rights to participate in any such equity issuance following approval of the Conversion Right are currently limited to 1% of the Company’s common stock outstanding before the equity issuance, unless and until stockholders approve the Pre-emptive Right.

Executive Hiring and Termination Right. In accordance with NYSE rules, regulations and guidance, the Company is seeking stockholder approval to implement a provision of the Stockholders Agreement that, for so long as TPG owns at least 5% of the Company’s outstanding common stock on an as-converted basis, restricts the ability of our Board from hiring or terminating certain executive officers of the Company, or making any material change in any of the duties of any such executive officers, without the affirmative approval of a majority of the Board’s Compensation Committee, which majority currently would include, and for so long as TPG owns at least 22.5% of the Company’s outstanding common stock on an as-converted basis will include, the affirmative approval of at least one of the TPG Pantera nominees on that committee.

Why is the Company seeking approval of the Authorized Stock Increase Proposal?

Our Charter currently allows us to issue up to a combined total of 100,000,000 shares of capital stock, par value $0.001 per share. As of June 13, 2012 we had 27,728,862 shares of common stock, 5,421,296 shares of 8.00% Series D Cumulative Redeemable Preferred Stock and 13,477,778 shares of Series E Convertible Cumulative Redeemable Preferred Stock issued and outstanding. Further, 14,121,686 shares of our common stock were reserved for future issuance as of such date. In addition, we have 30,000,000 shares of Excess Stock authorized, none of which is issued or outstanding. We are seeking approval of an amendment to our Charter to increase the total number of authorized shares of our capital stock from 100,000,000 to 150,000,000 in order to have additional capital stock available for future general corporate purposes following the Investment, including capital raising transactions, employee benefit plans, acquisitions and other corporate uses. The Company currently has no definitive plans or understandings with respect to the issuance of any common stock except as described in this Proxy Statement. The Company currently has a sufficient number of authorized shares of common stock to effect the conversion of all the Series E Preferred Stock into common stock. Accordingly, approval of the Authorized Stock Increase Proposal is not required in connection with the Investment.

Can I vote for less than all of the rights associated with the Equity Investment Rights Proposal?

No. A vote for the Equity Investment Rights Proposal constitutes a vote for all of such rights and a vote against the Equity Investment Rights Proposal constitutes a vote against all of such rights.

What will happen if the Company’s stockholders do not approve the Equity Investment Rights Proposal?

If the Company’s stockholders do not approve the Equity Investment Rights Proposal, none of the Conversion Right, the Pre-emptive Right or the Executive Hiring and Termination Right provided for in the Investment Documents would become effective.

Furthermore, unless and until stockholder approval is subsequently obtained and the Company or the holder(s) of the Series E Preferred Stock elect to convert the Series E Preferred Stock into shares of our common stock, the dividend rate applicable to the Series E Preferred Stock will increase to (i) 8.0% per annum of the applicable liquidation preference beginning 180 days after closing of the Investment (December 2, 2012) and continuing until the end of the second full calendar quarter after commencement of such dividend rate (June 30, 2013), during which time the Company may pay the dividends in cash or in kind by issuing additional shares of Series E Preferred Stock, (ii) 12% per annum of the applicable liquidation preference beginning July 1, 2013 and continuing for four calendar quarters (which period ends June 30, 2014), during which time the Company must pay the dividends in cash, and (iii) 15% per annum of the applicable liquidation preference thereafter, during which time the Company must pay the dividends in cash. These dividends will be net of the amount of any common stock participating dividends received by the holders of Series E Preferred Stock during such periods. Further, if the Conversion Right (the approval of which is part of the Equity Investment Rights Proposal) is not approved by the stockholders within 180 days following the closing of the Investment, (a) the liquidation preference for the Series E Preferred Stock will increase by 10%, as described in “Description of the Series E Preferred Stock – Liquidation Rights” below, and (b) the conversion ratio for conversion of the Series E Preferred Stock into the Company’s common stock will increase by 10%, as described in “Description of the Series E Preferred Stock – Conversion” below. Additionally, as described under “Description of the Investment Documents – Stockholders Agreement – Pre-emptive Rights” below, unless and until the Company’s stockholders have approved the Conversion Right (the approval of which is part of the Equity Investment Rights Proposal), TPG Pantera will have the pre-emptive right (at its option) to purchase, or to designate an affiliate to purchase, TPG Pantera’s pro rata portion of any equity issuances by the Company by purchasing additional shares of Series E Preferred Stock in lieu of, and with the same value as, the securities TPG Pantera otherwise would have been entitled to purchase under its pre-emptive rights described below. Finally, if the stockholders do not approve the Equity Investment Rights Proposal at the Special Meeting, then, upon TPG Pantera’s request, the Company is obligated to use its reasonable best efforts to call additional stockholders’ meetings on two additional occasions during the first year following the closing of the Investment and on an annual basis thereafter for the purpose of obtaining such approval.

What will happen if the Company’s stockholders do not approve the Authorized Stock Increase Proposal?

If the Company’s stockholders do not approve the Authorized Stock Increase Proposal, then the Company will not be able to increase the total number of authorized shares of capital stock from 100,000,000 to 150,000,000 and, therefore, the Company will be limited in the amount of authorized shares of capital stock available for general corporate purposes. The Company currently has no definitive plans or understandings with respect to the issuance of any common stock except as described in this Proxy Statement. The Company currently has a sufficient number of authorized shares of common stock to effect the conversion of all the Series E Preferred Stock into common stock. Accordingly, approval of the Authorized Stock Increase Proposal is not required in connection with the Investment.

What is the impact of the approval of the Equity Investment Rights Proposal on management’s change of control arrangements?

In considering the recommendation of the Board that our stockholders vote for the Equity Investment Rights Proposal, you should note that, as further described in “Interests of Certain Persons – Change in Control Provisions” below, the Company has existing change in control agreements with certain of its current and former executive officers that provide for enhanced payments and benefits in the event of a change in control and certain terminations following a change in control, which will be deemed to have occurred under such agreements if the Equity Investment Rights Proposal is approved by the stockholders. The Board considered the impact of the Investment under such agreements, among other matters, in deciding to recommend that stockholders vote for the Equity Investment Rights Proposal.

Mr. Heistand, our President and Chief Executive Officer, waived his right to receive certain change of control payments under his change in control agreement in connection with the Investment and agreed to vote in favor of the Equity Investment Rights Proposal.

Will the Conversion Right be dilutive to existing holders of the Company’s common stock?

The Conversion Right, when exercised, will be dilutive to existing stockholders. Approval of the Conversion Right, which is part of the Equity Investment Rights Proposal, will allow the holders of the Series E Preferred Stock to convert their shares of Series E Preferred Stock into shares of the Company’s common stock. Based on the capitalization of the Company as of June 13, 2012, the conversion of all of the outstanding shares of the Series E Preferred Stock into shares of common stock would result in TPG Pantera owning approximately 43% of our outstanding common stock, including the 4,300,000 shares of common stock purchased by TPG Pantera at the closing of the Investment.

Who is entitled to vote at the Special Meeting?

The record holders of the 27,728,862 shares of the Company’s common stock outstanding at the close of business on June 13, 2012 are entitled to vote at the Special Meeting, except as set forth below. The holders of the Company’s common stock are entitled to one vote for each share of common stock on each matter submitted to a vote at the Special Meeting. However, TPG Pantera, as a holder of the Company’s common stock, is not entitled to vote on the Equity Investment Rights Proposal presented at the Special Meeting, but is permitted to vote on the Authorized Stock Increase Proposal and the Adjournment Proposal. TPG Pantera, as a holder of the Series E Preferred Stock, has no right to vote on any of the matters described in this Proxy Statement.

How many votes are needed to hold the Special Meeting?

In order to conduct the Special Meeting, the presence, in person or by properly executed proxy, of the holders of shares of common stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum. Shares of common stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Special Meeting for purposes of determining a quorum.

What vote is required to approve each of the proposals?

Approval of the Equity Investment Rights Proposal requires the affirmative vote of a majority of votes cast at the Special Meeting, provided that the total votes cast on the proposal represents over 50% of all shares of common stock entitled to vote at the Special Meeting and assuming a quorum is present. TPG Pantera, as holder of the Company’s common stock, is not entitled to vote on the Equity Investment Rights Proposal presented at the Special Meeting. Accordingly, either a failure to cast a vote for this proposal or a broker non-vote on this proposal could have the effect of a vote against the proposal if such failure to cast a vote or broker non-vote results in the total number of votes cast on the proposal not representing over 50% of all shares of our common stock entitled to vote on the proposal. Pursuant to NYSE rules, an abstention will be counted as a vote cast at the Special Meeting for purposes of the proposal and will have the same effect as a vote against the proposal. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Approval of the Authorized Stock Increase Proposal requires the affirmative vote of the holders of a majority of the total number of shares of common stock entitled to vote thereon (regardless of whether represented in person or by proxy at the Special Meeting), assuming a quorum is present. Accordingly, a failure to cast a vote for this proposal, an abstention or a broker non-vote would have the effect of a vote against the proposal. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Special Meeting, whether or not a quorum is present. Accordingly, an abstention or a broker non-vote would have the effect of a vote against the proposal.

Why didn’t I automatically receive a paper copy of the Proxy Statement and Proxy Card?

The Securities and Exchange Commission (the “SEC”) rules allow us to furnish proxy materials to our stockholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those stockholders who specifically request a paper copy. On or around June 19, 2012, we mailed a Notice Regarding the Availability of Proxy Materials to all stockholders that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or email. There is no charge for requesting a paper copy.

How can I receive electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials includes a website address that will provide you with instructions on how to view our proxy materials on the Internet and enable you to notify us to send future proxy materials to you via electronic mail.

Can I find additional information on the Company’s website?

Yes. Our website is www.pky.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of Board committees and SEC filings. A copy of our code of conduct, corporate governance guidelines and each of the charters of our Board committees may be obtained free of charge by writing to Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, Attention: Investor Relations.

How do I vote?

Voting in Person at the Special Meeting. If you are a stockholder of record, you may vote in person at the Special Meeting. If your shares of common stock are held in street name and you wish to vote in person at the Special Meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•

Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a stockholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy “FOR” the Equity Investment Rights Proposal, “FOR” the Authorized Stock Increase Proposal, and “FOR” the Adjournment Proposal.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You can do this by:

•	filing a written revocation with the Secretary of the Company;

•	signing and submitting another proxy with a later date; or

•	attending the Special Meeting, withdrawing the proxy and voting in person.

Who is soliciting the proxy and who pays the costs?

The enclosed proxy for the Special Meeting is being solicited by the Board. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

What happens if the Special Meeting is postponed or adjourned?

If the Special Meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, we intend to reconvene the Special Meeting as soon as reasonably practical, and in any event within 120 days of the record date. Pursuant to our Bylaws, stockholder meetings must be held no more than 120 days following the record date. Your proxy will still be effective and may be voted at the rescheduled or adjourned meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned meeting, if such meeting occurs within 120 days of the record date.

Who should I call if I have questions or need assistance voting my shares?

Please call David O’Reilly, Executive Vice President, Chief Investment Officer and Interim Chief Financial Officer, at (407) 650-0593 if you have any questions or require assistance in connection with voting your shares.

Proposal One: Equity Investment Rights Proposal

Approval of the following rights in connection with the Investment: (i) the Conversion Right;

(ii) the Pre-emptive Right; and (iii) the Executive Hiring and Termination Right

Background of the Investment

An important part of our investment strategy is seeking opportunities to grow the scale of our asset base and equity market capitalization. We believe that an increased asset base can provide numerous benefits, including: (i) operating efficiencies of scale with minimal additional administrative expenses, (ii) a more diversified asset base with less exposure to any single building, tenant or market, and (iii) greater liquidity in our common stock to potentially attract new investors. We will continue to pursue attractive current investment opportunities in high-quality office buildings and portfolios that are well-located and competitively positioned within central business districts and urban infill locations within our core submarkets. In order to execute on this strategy, beginning in the first quarter of 2012, we began discussions for a potential equity investment by TPG, a global private investment firm. In particular, such an equity investment permitted us, among other things, to fund the $250 million acquisition of Hearst Tower, a 972,000 square foot office tower located in the central business district in Charlotte, North Carolina, which we acquired on June 6, 2012. We were attracted to the opportunity with TPG because (i) it provided a large single source of capital in one transaction to facilitate execution of our strategy, (ii) the issue price negotiated was at a 12% premium to our 30-day trailing average common stock price, and (iii) we believe that the strategic relationship with TPG will provide significant benefits to us as a result of TPG’s broad relationships with tenants, lenders, brokers and sellers of real estate. Additionally, we believe that TPG brings macroeconomic and real estate insights that will help us to execute our investment strategy more effectively.

During April 2012, the Company and TPG negotiated the terms of the potential equity investment and we entered into definitive documentation on May 3, 2012. Pursuant to the Securities Purchase Agreement, which we signed on May 3, 2012, TPG Pantera agreed to make a $200 million equity investment in the Company at a price of $11.25 per share, in exchange for 4,300,000 of our shares of common stock and 13,477,778 shares of our newly created Series E Preferred Stock, the terms of which are outlined in our Articles Supplementary relating to the Series E Preferred Stock filed with our Charter, and described under “Description of the Series E Preferred Stock” below. In addition, we agreed to the terms of a Stockholders Agreement and Management Services Agreement, which were entered into upon closing of the Investment on June 5, 2012. TPG’s ownership in the Company was approximately 43% on an as-converted basis at the closing of the Investment on June 5, 2012.

For a more detailed description of TPG Pantera’s equity investment in the Company and each of the Investment Documents, see “Description of the Investment Documents” below.

Equity Investment Rights Proposal Highlights

The Company’s common stock is listed on NYSE and, as a result, the Company is subject to certain NYSE listing rules and regulations. NYSE requires that each of the rights that are the subject of the Equity Investment Rights Proposal must be approved by the stockholders prior to taking effect, as described below.

Conversion Right. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions, if the common stock issued or issuable equals or exceeds 20% of the number of shares of common stock or of the voting power outstanding prior to the issuance. Because of this restriction, in exchange for the investor’s $200 million investment in the Company, the Investor received 4,300,000 shares of our common stock at the closing of the Investment, representing approximately 19.6% of our common stock outstanding prior to the issuance, and, instead of additional shares of our common stock, the Investor received 13,477,778 shares of our newly authorized Series E Preferred Stock. Pursuant to the terms of the Company’s Articles Supplementary, shares of the Series E Preferred Stock will only become convertible into our common stock following stockholder approval.

Pre-emptive Right. Section 312.03(b) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions with a Related Party, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be converted or exercised, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance or sale. TPG Pantera’s percentage ownership of the Company’s outstanding common stock following the closing of the Investment is approximately 43% on an as-converted basis and, as a result, TPG Pantera is deemed a Related Party under NYSE rules and regulations. Pursuant to the Stockholders Agreement, the Company agreed to provide TPG Pantera with a pre-emptive right to participate in the Company’s future equity issuances for so long as TPG Pantera owns at least 10% of the Company’s outstanding common stock, on an as-converted basis. Because of the NYSE restriction on equity purchases by Related Parties discussed above, TPG Pantera’s pre-emptive right to participate in any such equity issuance following approval of the Conversion Right currently is limited to 1% of the Company’s common stock outstanding before the equity issuance, unless and until the Company’s stockholders approve the Pre-emptive Right.

Executive Hiring and Termination Right. In accordance with NYSE rules, regulations and guidance, the Company is seeking stockholder approval to implement a provision of the Stockholders Agreement that, for so long as TPG owns at least 5% of the Company’s outstanding common stock on an as-converted basis, restricts the ability of our Board from hiring or terminating certain executive officers of the Company, or making any material change in any of the duties of any such executive officer, without the affirmative approval of a majority of the Board’s Compensation Committee, which majority currently would include, and for so long as TPG owns at least 22.5% of the Company’s outstanding common stock on an as-converted basis will include, the affirmative approval of at least one of the TPG Pantera nominees on that committee.

We agreed in the Securities Purchase Agreement to seek stockholder approval for the Equity Investment Rights Proposal. We are therefore also seeking approval of the Equity Investment Rights Proposal to satisfy our obligations under the Securities Purchase Agreement and in connection with the Investment.

If the Company’s stockholders do not approve the Equity Investment Rights Proposal, then the Conversion Right, the Pre-emptive Right and the Executive Hiring and Termination Right, in each case as provided for in the Investment Documents, would not become effective. Furthermore, unless and until stockholder approval is subsequently obtained and the Company or the holder(s) of the Series E Preferred Stock elect to convert the Series E Preferred Stock into shares of our common stock, the dividend rate applicable to the Series E Preferred Stock will increase to (i) 8.0% per annum of the applicable liquidation preference beginning 180 days after closing of the Investment (December 2, 2012) and continuing until the end of the second full calendar quarter after commencement of such dividend rate (June 30, 2013), during which time the Company may pay the dividends in cash or in kind by issuing additional shares of Series E Preferred Stock, (ii) 12% per annum of the applicable liquidation preference beginning July 1, 2013 and continuing for four calendar quarters (which period ends June 30, 2014), during which time the Company must pay the dividends in cash, and (iii) 15% per annum of the applicable liquidation preference thereafter, during which time the Company must pay the dividends in cash. These dividends will be net of the amount of any common stock participating dividends received by the holders of Series E Preferred Stock during such periods. Further, if the Conversion Right (the approval of which is part of the Equity Investment Rights Proposal) is not approved by our stockholders within 180 days following the closing of the Investment, (a) the liquidation preference for the Series E Preferred Stock will increase by 10%, as described in “Description of the Series E Preferred Stock – Liquidation Rights” below, and (b) the conversion ratio for conversion of the Series E Preferred Stock into the Company’s common stock will increase by 10%, as described in “Description of the Series E Preferred Stock – Conversion” below. Additionally, as described under “Stockholders Agreement – Pre-emptive Rights” below, unless and until the Company’s stockholders have approved the Conversion Right (the approval of which is part of the Equity Investment Rights Proposal), TPG Pantera will have the pre-emptive right (at its option) to purchase, or to designate an affiliate to purchase, TPG Pantera’s pro rata portion of any equity issuances by the Company by purchasing additional shares of Series E Preferred Stock in lieu of, and with the same value as, the securities TPG Pantera otherwise would have been entitled to purchase under its pre-emptive rights described below. Finally, if the stockholders do not approve the Equity Investment Rights Proposal at the Special Meeting, then upon TPG Pantera’s request, the Company is obligated to use its reasonable best efforts to call additional stockholders’ meetings on two additional occasions during the first year following the closing of the Investment and on an annual basis thereafter for the purpose of obtaining such approval.

Based on the capitalization of the Company as of June 13, 2012, and the current one-for-one conversion rate of shares of common stock for Series E Preferred Stock, the conversion of all of the Series E Preferred Stock into shares of common stock would result in the Investor owning approximately 43% of our outstanding common stock after giving effect to such conversion.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE EQUITY INVESTMENT RIGHTS PROPOSAL.

Proposal Two: Authorized Stock Increase Proposal

Approval of an amendment to the Company’s Charter, to increase the total number of authorized shares of capital stock

Our Charter currently allows us to issue up to a combined total of 100,000,000 shares of capital stock, par value $0.001 per share. As of June 13, 2012 we had 27,728,862 shares of common stock, 5,421,296 shares of 8.00% Series D Cumulative Redeemable Preferred Stock and 13,477,778 shares of Series E Convertible Cumulative Redeemable Preferred Stock issued and outstanding. Further, 14,121,686 shares of our common stock were reserved for future issuance as of such date. In addition, we have 30,000,000 shares of Excess Stock authorized, none of which is issued or outstanding.

On May 17, 2012, our Board adopted a resolution declaring it advisable and in the best interests of the Company and its stockholders to amend our Charter to increase the total number of authorized shares of our capital stock from 100,000,000 to 150,000,000. The Board further directed that the proposed action be submitted for consideration by the Company’s stockholders at the Special Meeting.

The proposed amendment to our Charter deletes the current ARTICLE V, Section 1 of our Charter and replaces it with the following:

“Section 1. Authorized Capital Stock

(a) Authorized Shares. The total number of shares of capital stock of all classes that the Corporation has authority to issue is 150,000,000. Of these shares of capital stock, 98,578,704 shares are classified as Common Stock, par value $0.001 per share (the “Common Stock”); 5,421,296 shares are classified as 8.00% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”); 16,000,000 shares are classified as Series E Convertible Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”); and 30,000,000 shares are classified as Excess Stock, par value $0.001 per share (the “Excess Stock”). The Common Stock, Series D Preferred Stock, Series E Preferred Stock and the Excess Stock shall each constitute a separate class of capital stock of the Corporation.

(b) Terminology and Aggregate Par Value. All classes of capital stock (except Excess Stock) are referred to herein as “Equity Stock”; all classes of capital stock (including Excess Stock) are referred to herein as “Stock”. The aggregate par value of all of the Corporation’s authorized Stock is $150,000.”

The primary purpose of the Authorized Stock Increase Proposal is to provide the Company with additional capital stock that will be available for future general corporate purposes following the Investment, including capital raising transactions, employee benefit plans, acquisitions and other corporate uses. The Company currently has no definitive plans or understandings with respect to the issuance of any common stock except as described in this Proxy Statement.

The increase in the authorized number of shares of capital stock could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and NYSE rules) be issued in one or more transactions that could make a change of control of the Company more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board although perceived to be desirable by some stockholders.

If the Company’s stockholders do not approve the Authorized Stock Increase Proposal, then the Company will not be able to increase the total number of authorized shares of capital stock from 100,000,000 to 150,000,000, and therefore, the Company will be limited in the amount of authorized shares of capital stock available for general corporate purposes. The Company currently has a sufficient number of authorized common stock to effect the conversion of all the Series E Preferred Stock into common stock. Accordingly, approval of the Authorized Stock Increase Proposal is not required in connection with the Investment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AUTHORIZED STOCK INCREASE PROPOSAL.

Description of the Investment Documents

The following is a summary of the material terms of (i) the Securities Purchase Agreement, (ii) the Management Services Agreement, and (iii) the Stockholders Agreement. While we believe this summary covers the material terms of these agreements, we encourage you to read the Securities Purchase Agreement, which is included as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC by the Company on May 7, 2012, and the Stockholders Agreement and Management Services Agreement, which were included as Exhibits 10.1 and 10.2, respectively, to the Current Report on Form 8-K filed by the Company on June 6, 2012. Each of these Exhibits to Current Reports on Forms 8-K is incorporated by reference herein. For more information about accessing the Current Reports on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Securities Purchase Agreement

On May 3, 2012, the Company and TPG Pantera entered into the Securities Purchase Agreement, pursuant to which TPG Pantera agreed to purchase 4,300,000 shares of the Company’s common stock, at a purchase price of $11.25 per share, and 13,477,778 shares of a newly-authorized series of the Company’s Series E Preferred Stock, at a purchase price of $11.25 per share, for an aggregate investment in the Company by TPG Pantera of $200 million. The terms of the Series E Preferred Stock are described under “Description of the Series E Preferred Stock” below. The investment contemplated by the Securities Purchase Agreement closed on June 5, 2012 (the “Closing”).

Closing Conditions

Under the Securities Purchase Agreement, TPG Pantera’s obligation to consummate the investment was conditioned on, among other things, (i) adoption and filing by the Company of the Articles Supplementary creating the Series E Preferred Stock (the terms of which are described under “Description of the Series E Preferred Stock” below), (ii) compliance by the Company with NYSE listing requirements (other than obtaining stockholder approval of the Equity Investment Rights Proposal), (iii) reconstitution of the Board and the Board committees to include the requisite TPG Pantera nominees (as described under “Stockholders Agreement – Board Representation” and “Stockholders Agreement – Committee Representation” below) without increasing the size of the Board; and (iv) granting to TPG Pantera an exemption from the ownership limitations contained in the Charter. Each such condition was satisfied at or prior to the Closing, including (a) the Board’s adoption and approval of the Articles Supplementary creating the Series E Preferred Stock on May 3, 2012 and filing of such Articles Supplementary with the Department of Assessments and Taxation of the State of Maryland on May 30, 2012, (b) the resignation of Daniel P. Friedman, Michael J. Lipsey, Leland R. Speed and Troy A. Stovall as members of the Board and the appointment to the Board of each of Avi Banyasz, Kelvin L. Davis and Adam S. Metz as designees of TPG Pantera and (c) the Board’s grant to TPG Pantera of an exemption from the ownership limitation contained in the Charter. As of the date of this Proxy Statement, TPG Pantera has not exercised its right to designate a fourth person to be elected to the Board to fill the remaining vacancy created by the resignations described above.

Covenants

Pursuant to the Securities Purchase Agreement, the Company has agreed to use its reasonable best efforts to call and hold a meeting of its stockholders within 180 days following the Closing to vote on the approval of the Equity Investment Rights Proposal described under “Proposal One: Equity Investment Rights Proposal” above. If the stockholders do not approve the Equity Investment Rights Proposal at the meeting described in this Proxy Statement, TPG Pantera has the right to require, on two additional occasions in the first year following the Closing, and on one additional occasion each year thereafter, the Company to use its reasonable best efforts to call another meeting of the stockholders to again seek approval of the Equity Investment Rights Proposal. In advance of any such stockholders’ meeting (including the meeting described in this Proxy Statement), the Company agreed to prepare and file a proxy statement recommending, subject to the Board’s fiduciary duties, that the stockholders vote in favor of the Equity Investment Rights Proposal.

In addition, pursuant to the Securities Purchase Agreement, the Company agreed to apply promptly to cause the shares of common stock purchased by TPG Pantera, as well as the shares of common stock to be issued upon conversion of the Series E Preferred Stock, to be approved for listing on the NYSE, subject to official notice of issuance. This application was filed on May 17, 2012 and approved by the NYSE on May 24, 2012.

Representations and Warranties

In the Securities Purchase Agreement, each of the Company and TPG Pantera made certain representations and warranties. The Company’s representations and warranties to TPG Pantera included, among others, representations and warranties with respect to its capitalization, its conformity to the requirements for qualification as a real estate investment trust (“REIT”) for tax purposes, and certain other representations regarding matters relating to the Company’s business and the issuance of the Company’s securities. TPG Pantera’s representations and warranties to the Company included, among others, representations and warranties about its status as an accredited investor and its investment intent. The representations and warranties in the Securities Purchase Agreement survive until the later of the first anniversary of the Closing (i.e., June 5, 2013) and the date that is 30 days after the filing of the Company’s Annual Report on Form 10-K for the year ending December 31, 2012.

Stockholders are not third-party beneficiaries under the Securities Purchase Agreement and should not construe the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, TPG Pantera or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The provisions of the Securities Purchase Agreement, including the representations and warranties, should not be read alone, but instead should only be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement, including the periodic and current reports and statements that the Company files with the SEC. For more information regarding these documents incorporated by reference, see “Where You Can Find More Information” below.

Management Services Agreement

On June 5, 2012, the Company and TPG Management entered into the Management Services Agreement, pursuant to which the Company agreed to pay certain fees and expenses to TPG Management or its designees in exchange for certain management, advisory and consulting services that had been provided or will be provided by TPG Management or its designees in connection with the Investment and TPG Management’s and its designees’ ongoing services to the Company.

Pursuant to the Management Services Agreement, upon closing of the Investment, the Company paid TPG Management or its designees a “transaction fee” equal to $6.0 million (or 3% of the aggregate amount invested by TPG Pantera in the Investment). In addition, upon closing of the Investment, the Company reimbursed TPG Management or its designees for $1,000,000 of actual third-party out-of-pocket expenses (including attorneys’ fees, accountants’ fees and other third-party fees) incurred by or on behalf of TPG Management and its affiliates in connection with the Investment.

Also, pursuant to the Management Services Agreement, the Company has further agreed to pay TPG Management or its designees a “monitoring fee” equal to $600,000 for the first year following the closing of the Investment and $1.0 million per year thereafter for so long as TPG Pantera has the right to nominate four of the nine members of the Company’s Board (as such nomination rights are described under “Stockholders Agreement – Board Representation” below). If the number of directors that TPG Pantera is entitled to nominate is reduced, the amount of the monitoring fee payable to TPG Management or its designees will be reduced proportionately. The monitoring fee will be payable quarterly in advance on the date the Company pays its common stock dividend or, if no such dividend is paid during such quarter, on the last day of such quarter, and will be payable 50% in cash and 50% in shares of Series E Preferred Stock (or shares of common stock, if the Series E Preferred

Stock has been converted); provided, however, that the Company will pay cash instead of issuing additional shares of Series E Preferred Stock or common stock to the extent that such issuance of stock would (i) cause TPG Pantera and its affiliates collectively to hold in excess of 49% of the Company’s issued and outstanding common stock assuming conversion of all shares of Series E Preferred Stock, whether or not such Series E Preferred Stock has actually been converted, or (ii) cause a violation of the ownership limitations set forth in the Charter. The monitoring fee will be in lieu of any director fees otherwise payable to the TPG Pantera-nominated members of the Board. In addition, the Company has agreed to reimburse TPG Management or its designees for (i) all third-party out-of-pocket expenses incurred by the TPG Pantera-nominated members of the Company’s Board in connection with their service on the Board and (ii) such other third-party out-of-pocket expenses incurred with respect to services provided under the Management Services Agreement as may be specifically approved by the Company.

The Management Services Agreement will automatically terminate on the date TPG Pantera no longer has the right to designate any nominees to the Board (as such nomination rights are described under “Stockholders Agreement” below).

Stockholders Agreement

On June 5, 2012, the Company, TPG Pantera and TPG Management entered into the Stockholders Agreement in order to establish various arrangements with respect to governance of the Company, certain actions that may or may not be taken with respect to, and certain rights with respect to, the common stock and Series E Preferred Stock owned by TPG Pantera and TPG Management.

Board Representation

In furtherance of the terms of the Stockholders Agreement, our Board currently has eight members and one vacancy. On June 4, 2012, Avi Banyasz, Kelvin L. Davis and Adam S. Metz (collectively, the “TPG Directors”) were appointed to our Board, effective as of the Closing, upon designation by TPG Pantera to fill the vacancies created by the resignations, effective as of the Closing, of Daniel P. Friedman, Michael J. Lipsey, Leland R. Speed and Troy A. Stovall. As of the date of this Proxy Statement, TPG Pantera has not exercised its right under the Stockholders Agreement to designate a fourth person to be elected to the Board to fill the remaining vacancy created by the resignations described above. None of the TPG Directors participated in his capacity as a director in discussions of, or vote with respect to, matters related to the Investment that were approved by our Board, including our Board vote recommending approval of the issuance of common stock and issuance of common stock upon conversion of the Series E Preferred Stock.

Pursuant to the terms of the Stockholders Agreement, the Company is required to continue to maintain a nine-member Board, and TPG Pantera has the right to nominate a specified number of persons for election by the Company’s stockholders as members of the Board for so long as the level of ownership of TPG Pantera and its affiliates of the Company is equal to or greater than 5% of the Company’s outstanding common stock (assuming full conversion of the Series E Preferred Stock, whether or not such Series E Preferred Stock has actually been converted, and excluding any shares subject to unvested performance-based equity awards). TPG Pantera is entitled to nominate for election by the Company’s stockholders (i) four directors for so long as ownership of TPG Pantera and its affiliates of the Company is at least 40%, (ii) three directors for so long as ownership of TPG Pantera and its affiliates of the Company is at least 30%, but less than 40%, (iii) two directors for so long as ownership of TPG Pantera and its affiliates of the Company is at least 15% but less than 30%, and (iv) one director for so long as ownership of TPG Pantera and its affiliates of the Company is at least 5% but less than 15%. TPG Pantera will have no Board nomination rights if its and its affiliates’ level of ownership of the Company is less than 5%. Each of the foregoing percentages refers to a percentage of the Company’s outstanding common stock, assuming full conversion of the Series E Preferred Stock, whether or not such Series E Preferred Stock has actually been converted, and excluding any shares subject to unvested performance-based equity awards. Provided that TPG Pantera, together with its affiliates, maintains its ownership level within these ranges, the Company will include the specified number of persons designated by TPG Pantera in the Company’s slate of Board nominees for election by the Company’s stockholders and will use its commercially reasonable efforts to cause such nominees to be elected to the Board. Subject to its fiduciary duties, applicable law and NYSE listing requirements, the Board is required to recommend that the Company’s stockholders vote in favor of the election of all of the TPG Pantera nominees and may not recommend any other person for any position sought by a TPG Pantera nominee. Further, the Board may not withdraw such nomination or, subject to its fiduciary duties, recommendation without TPG Pantera’s consent. Each TPG Pantera nominee that is elected to the Board will receive the same indemnification rights and will be entitled to the same insurance coverage as is provided to each of the other Board members, and will be exculpated from liability for damages to the fullest extent permitted by law.

The Stockholders Agreement sets forth certain criteria that TPG Pantera nominees must meet, including, among others, having the requisite skill and experience to serve as a director of a publicly-traded company, not being prohibited from or disqualified from serving as a director pursuant to any rule or regulation of the SEC, NYSE or applicable law and meeting certain NYSE independence standards, and provides the Board the right, subject to certain requirements, to object to the nomination or appointment of any such nominee to the Board or to a Board committee that does not meet the applicable criteria, in which case TPG Pantera will be allowed to designate another person who meets the specified requirements for nomination or appointment, as applicable, to the Board or to such Board committee.

Further, the Stockholders Agreement requires that TPG Pantera cause one or more of its nominees to resign from the Board in certain circumstances. Specifically, TPG Pantera will promptly cause one or more, as applicable, of its nominees to resign from the Board (including any Board committees) if TPG Pantera’s (together with its affiliates’) ownership level falls below any of the ownership thresholds set forth above, such that the remaining number of TPG Pantera nominees on the Board does not exceed the number that TPG Pantera is then entitled to designate for nomination or appointment. TPG Pantera will also cause any of its nominees to resign from the Board (including any Board committees) if such nominee is prohibited or disqualified from serving on the Board by certain rules and regulations or by applicable law or has engaged in certain specified wrongful activities. Upon the death, resignation or removal of a TPG Pantera nominee from the Board, TPG Pantera will have the right to designate a new director to fill the resulting vacancy (including pursuant to the preceding sentence), other than if such resignation was due to TPG Pantera’s and its affiliates’ ownership level falling below the ownership thresholds set forth above.

Finally, the Stockholders Agreement provides that, notwithstanding the nomination and appointment rights described above, in no case will the Board be prevented from acting (or refusing to act) in accordance with its fiduciary duties, applicable law or NYSE listing requirements.

Committee Representation

In furtherance of the terms of the Stockholders Agreement, the Company has re-constituted each of its Board committees as a four-member committee. On June 4, 2012, Avi Banyasz was appointed to the Investment Committee, Kelvin L. Davis and Adam S. Metz were appointed to the Compensation Committee, Adam S. Metz was appointed to the Audit Committee and Kelvin L. Davis and Avi Banyasz were appointed to the Corporate Governance and Nominating Committee, in each case effective as of the Closing and upon designation by TPG Pantera pursuant to the terms of the Stockholders Agreement. In addition, on June 13, 2012, Kelvin L. Davis was appointed to the Investment Committee. As of the date of this Proxy Statement, TPG Pantera has not exercised its right under the Stockholders Agreement to designate a second TPG Pantera-nominated director to be appointed to the Audit Committee.

Pursuant to the terms of the Stockholders Agreement, the Board committees will continue to have no more than four members. For so long as TPG Pantera’s and its affiliates’ level of ownership of the Company is equal to or greater than 22.5% of the outstanding common stock, TPG Pantera will have the right to designate two Board members for appointment to each Board committee, and for so long as TPG Pantera’s and its affiliates’ ownership of the Company is equal to or greater than 5% but less than 22.5% of the outstanding common stock, TPG Pantera will have the right to designate one Board member for appointment to each Board committee. TPG Pantera will have no such committee appointment rights if its and its affiliates’ level of ownership of the outstanding common stock of the Company is less than 5%. Each of the foregoing percentages refers to a percentage of the Company’s outstanding common stock, assuming full conversion of the Series E Preferred Stock, whether or not such Series E Preferred Stock has actually been converted, and excluding any shares subject to unvested performance-based equity awards.

The Stockholders Agreement requires that TPG Pantera promptly cause one or more, as applicable, of its nominees to resign from the Board committees if the ownership level of TPG Pantera (together with its affiliates) falls below any of the ownership thresholds set forth above, such that the remaining number of TPG Pantera nominees on the Board committees does not exceed the number that TPG Pantera is then entitled to designate for appointment to such committees. Upon the death, resignation or removal of a TPG Pantera nominee from any Board committee (other than resignations described in the preceding sentence), TPG Pantera will have the right to designate a new director to fill the resulting vacancy.

The Stockholders Agreement also provides that, for so long as TPG Pantera is entitled to designate at least one member of each Board committee (such period, the “Committee Designation Period”), the Board must maintain an Investment Committee and a Compensation Committee, each of which Committees will have certain approval rights requiring the affirmative vote of a majority of its members (which currently includes, and for so long as TPG Pantera, together with its affiliates, owns at least 22.5% of the Company’s outstanding common stock on an as-converted basis will include, the affirmative vote of at least one TPG Pantera nominee) before the Board may take certain actions, as described below.

During the Committee Designation Period, the Board may not authorize or cause to be taken any of the following actions without approval of the Investment Committee:

•

except for Permitted Issuances (as defined below), any sale or issuance of any capital stock or other security of the Company or any subsidiary (including options and convertible or exchangeable instruments);

•	any incurrence or assumption of liability for indebtedness with a principal amount attributed to the Company’s share greater than $20,000,000; and

•

any other matters over which the Investment Committee had approval authority as of the date of the Stockholders Agreement (which include property acquisitions and dispositions, leases for which the Company’s committed capital exceeds $1,000,000, leases for over 50,000 square feet or more than 25% of any building, certain non-recourse mortgage financing less than $20 million, all non-recourse mortgage financing in excess of $20 million, recourse mortgage financing of any size, non-mortgage and cross-collaterized financing, and service contracts requiring more than $250,000 in termination fees).

Under the Stockholders Agreement, “Permitted Issuance” means (a) issuances of the capital stock of the Company upon the exercise of options or other rights to purchase or acquire capital stock of the Company outstanding on the date of the Stockholders Agreement, (b) issuances pursuant to the Company’s existing compensation arrangements for its directors, officers, employees, consultants and agents, or issuances pursuant to the Company’s future compensation arrangements that have been approved by the Board’s Compensation Committee, (c) issuances of capital stock as consideration in any acquisition transaction, including any Change of Control (as defined below), that has been approved by the Board, (d) issuances of Series E Preferred Stock as a paid-in-kind dividend on the outstanding shares of Series E Preferred Stock (as described under “Description of the Series E Preferred Stock – Dividend Rights” below) and (e) issuances of common stock upon conversion of Series E Preferred Stock (as described under “Description of the Series E Preferred Stock – Conversion” below).

Also, during the Committee Designation Period, the Board may not authorize or cause to be taken any of the following actions without approval of the Compensation Committee:

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the hiring or termination of any of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Investment Officer, or any material change in any of the duties of any such executive officer; provided, that such approval right will only exist after it is approved by the Company’s stockholders (which approval is being sought through the Equity Investment Rights Proposal described under “Proposal One: Equity Investment Rights Proposal” above); and

•	any issuance, sale or authorization pursuant to any future compensation arrangements for the Company’s directors, officers, employees, consultants and agents.

Notwithstanding the foregoing, none of the approval rights for the Investment Committee or the Compensation Committee described above apply to any actions taken or to be taken by the Company in connection with a Change of Control so long as TPG Pantera, as a holder of Series E Preferred Stock, is entitled to exercise its redemption rights upon such Change of Control (which redemption rights are described under “Description of the Series E Preferred Stock” below).

Under the Stockholders Agreement, a “Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction), (ii) direct or indirect acquisition of beneficial ownership of voting securities of the Company by another person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or similar transaction) pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following such transaction or transactions, less than 50% of the voting securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised) to elect a majority of the members of the Board (or similar governing body).

Consent Rights

For so long as TPG Pantera, together with its affiliates, continues to own at least 22.5% of the Company’s common stock (assuming full conversion of the Series E Preferred Stock, whether or not such Series E Preferred Stock has actually been converted), the Company must obtain TPG Pantera’s prior written consent for any of the following actions:

•	Any amendment to the governing documents of the Company or its subsidiaries, including any reclassification of any shares of capital stock, in any manner adverse to TPG Pantera;

•	Any voluntary liquidation, dissolution or winding up of the Company or its subsidiaries, or any authorization or approval of any plan or agreement to do the same;

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Any voluntary bankruptcy, insolvency action, or commencement of a proceeding that seeks reorganization or other relief under bankruptcy or similar law, or any consent to any involuntary bankruptcy or similar proceeding;

•	Any decision by the Board for the Company not to elect to qualify as a REIT;

•	Any increase or decrease in the size of the Board or any committee of the Board; and

•	Any change in the rights and responsibilities of either the Board’s Investment Committee or the Board’s Compensation Committee, as described under “Committee Representation” above.

Notwithstanding the foregoing, none of the consent rights set forth above apply to any actions taken or to be taken by the Company in connection with a Change of Control (as defined under “Committee Representation” above) so long as TPG Pantera, as a holder of Series E Preferred Stock, is entitled to exercise its redemption rights upon such Change of Control (which redemption rights are described under “Description of the Series E Preferred Stock – Redemption Rights” below).

Pre-emptive Rights

Under the Stockholders Agreement, except in the case of Permitted Issuances (as defined under “Committee Representation” above), TPG Pantera has a pre-emptive right (but not an obligation) to participate in, or designate an affiliate to participate in, future equity issuances by the Company or its subsidiaries of capital stock or other securities convertible or exchangeable into capital stock for so long as TPG Pantera, together with its affiliates, beneficially owns at least 10% of the Company’s outstanding common stock (assuming full conversion, exchange or exercise of all securities convertible or exercisable into the Company’s common stock, whether or not such securities have actually been converted, exchanged or exercised). TPG Pantera has the option to participate in any such equity issuance by purchasing, or designating its affiliates to purchase, in the aggregate up to its pro rata portion of such equity issuance (based on the ownership percentage of TPG Pantera and its affiliates of the Company’s outstanding common stock, assuming full conversion, exchange or exercise of all securities convertible or exercisable into the Company’s common stock, whether or not such securities have actually been converted, exchanged or exercised) at the same price and the same terms and conditions as offered to other investors. However, unless and until the Company’s stockholders (excluding TPG Pantera) have approved the Conversion Right that is part of the Equity Investment Rights Proposal, TPG Pantera will have the right (at its option) to purchase, or to designate an affiliate to purchase, TPG Pantera’s pro rata portion of such equity issuance in the form of Series E Preferred Stock in lieu of, and with the same value as, the securities TPG Pantera otherwise would have been entitled to purchase. Furthermore, if the Company’s stockholders (excluding TPG Pantera) have not approved the Pre-emptive Right that is also part of the Equity Investment Rights Proposal at least once in the previous five years, then TPG Pantera may not exercise its pre-emptive rights to purchase, or designate its affiliates to purchase, the Company’s common stock or other securities convertible or exercisable into common stock to the extent that the Investor would receive more than 1% of the number or voting power of the Company’s then-outstanding common stock. The Company is seeking stockholder approval of the Equity Investment Rights Proposal, which includes approval of both the Conversion Right and the Pre-emptive Right (see “Proposal One: Equity Investment Rights Proposal” above).

The Stockholders Agreement provides that TPG Pantera will have 15 business days (or such shorter period as may be required) following notice from the Company regarding the proposed equity issuance to exercise its pre-emptive rights. If TPG Pantera does not exercise its pre-emptive rights within the applicable period, the Company may sell the equity interests in question to other investors. If the Company has not sold the equity interests within 90 days of its original notice to TPG Pantera, the Company must provide TPG Pantera with a new notice prior to undertaking a subsequent equity issuance.

Finally, under the Stockholders Agreement, TPG Pantera’s exercise of its pre-emptive rights will be subject to the stock ownership limitations in the Charter. However, the Company may waive such ownership limitations in accordance with its governance documents.

Registration Rights

Pursuant to the Stockholders Agreement, the Company has provided TPG Pantera and TPG Management with certain registration rights with respect to the Company’s common stock and, beginning two years after the Closing, the Series E Preferred Stock if any such Series E Preferred Stock is then still unconverted, as described in more detail below.

Beginning one year after the Closing, the holders of a majority of the Registrable Securities (as defined below) will have the right to require that the Company file, within 90 days of such demand, a registration statement with the SEC registering some or all of such holders’ Registrable Securities. The holders of the Registrable Securities are limited to three demand registrations in total and no more than one demand registration in any 6-month period, and may only make a demand registration if the aggregate offering price is expected to exceed $5 million. If the offering of Company securities pursuant to a demand registration is in the form of an underwritten public offering, (i) the Company may designate the managing underwriter(s), provided that the holders of Registrable Securities may designate a co-managing underwriter to participate in the underwriting offering, subject to the Company’s reasonable approval, and (ii) to the extent requested by the underwriter(s), the Company may reduce the number of Registrable Securities to be included in the registration. The Company, however, will not be obligated to effect or participate in more than two underwritten offerings in any 12-month period or any underwritten offering during any lock-up period required by the underwriter(s) in any prior underwritten offering conducted by the Company on its own behalf or on behalf of holders of the Registrable Securities.

Under the Stockholders Agreement, “Registrable Securities” means (i) at any time, the shares of the Company’s common stock held beneficially or of record by TPG Pantera, TPG Management or their respective permitted transferees (including their respective controlled affiliates and equity holders, and the controlled affiliates and equity holders of such persons) and (ii) from and after the two-year anniversary of the Closing, the shares of Series E Preferred Stock, in each case including shares of the Company’s common stock or Series E Preferred Stock, as applicable, acquired by dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise. Registrable Securities cease to be Registrable Securities when they are sold pursuant to an effective registration statement or when they may be sold without registration pursuant to Rule 144 under the Securities Act of 1933, as amended.

In addition to the foregoing demand registration rights, beginning one year after the Closing, holders of Registrable Securities will have piggyback registration rights pursuant to which such holders may require the inclusion of some or all of their Registrable Securities in any registration filed by the Company for the account of any of the Company’s other security holders (provided that the registration permits the inclusion of such Registrable Securities). In any such registration that is an underwritten offering, the Company has the right to select the managing underwriter(s), and, to the extent requested by the underwriter(s), the Company may reduce the number of the requesting holders’ Registrable Securities to be included in any such registration.

The Company will pay all of the costs and expenses incurred in connection with all demand and piggyback registrations under the Stockholders Agreement. The Company will not, however, be obligated to pay any out-of-pocket expenses incurred by holders of Registrable Securities (other than the expenses of one counsel for all such holders) or any underwriting discounts and commissions attributable to the sale of such holders’ Registrable Securities.

Pursuant to the Stockholders Agreement, holders of Registrable Securities are obligated to discontinue disposition of Company securities in the event that changes in a registration statement or prospectus are required so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made until the Company corrects the disclosure. In addition, the Company may (i) postpone effecting a registration, or (ii) require holders to refrain from disposing of Company securities, in either case for a period of no more than 45 consecutive days from the delivery of a notice to such effect (and not in excess of 90 days in the aggregate in any 12-month period) if (x) the Board in good faith determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, or (y) the Company in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Board, in good faith, reasonably believes would not be in the best interests of the Company.

The Company and the holders of Registrable Securities have agreed, in connection with any underwritten offering and upon the request of the underwriter(s), to enter into customary “lock-up” agreements restricting sales of, offers for sale of and other dispositions of shares of the Company’s common stock or other securities exchangeable or convertible into the Company’s common stock, with such restrictions not to exceed 90 days. The Company further agreed to use best efforts to obtain similar lock-up agreements from the Company’s directors and executive officers in connection with an underwritten offering in which Registrable Securities are being sold.

The Stockholders Agreement provides that the registration rights described above terminate on the earlier of (i) the date on which none of TPG Pantera, TPG Management, their respective controlled affiliates or equity holders, or any controlled affiliates or equity holders of any such person, owns any Company securities or (ii) the date on which all Registrable Securities are eligible to be sold without limitation or restriction (e.g., pursuant to Rule 144).

The Stockholders Agreement provides for customary registration rights indemnification by each of the Company and the holders of Registrable Securities.

Standstill Agreement

Until the earliest of (i) the date on which TPG Pantera, together with its affiliates, no longer collectively owns at least 5% of the Company’s common stock (assuming full conversion, exchange or exercise of all securities convertible or exercisable into the Company’s common stock, whether or not such securities have actually been converted, exchanged or exercised), (ii) the fifth anniversary of the Closing or (iii) a Change of Control (as defined under “Committee Representation” above), neither TPG Pantera nor its affiliates will be permitted to, directly or indirectly, without prior written approval of the Company:

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acquire, offer or propose to acquire or agree to acquire beneficial ownership of any voting securities of the Company (subject to certain exceptions, such as acquisitions upon conversion of the Series E Preferred Stock, as described under “Description of the Series E Preferred Stock” below, stock splits or dividends, acquisitions directly from the Company and purchases to restore TPG Pantera’s and its affiliates’ aggregate percentage interest in the Company in the event it has been reduced for any reason (but not below 5%));

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enter into or otherwise be involved in any proposed or actual acquisition transaction, merger or other business combination (including asset sales) with respect to the Company or any of its subsidiaries;

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other than solely with respect to seeking election of nominees to the Board designated by TPG Pantera pursuant to the terms of the Stockholders Agreement, make or participate in any “solicitation” of “proxies” to vote, or seek to advise or influence any person with respect to the voting of, any common stock of the Company or any of its subsidiaries;

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call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal, or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company’s voting securities;

•	deposit any securities of the Company into a voting trust, or subject any securities of the Company to any other agreement with respect to the voting of such securities; or

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seek representation on the Board, a change in the composition of the Board, a change in the number of directors elected by the holders of the Company’s common stock, or a change in the number of such directors who represent TPG Pantera, in each case other than as expressly contemplated by the Stockholders Agreement.

These restrictions will be suspended upon the occurrence of any of the following events, but only so long as TPG Pantera and its affiliates did not directly or indirectly assist, facilitate, encourage or participate in such events (provided, that such restrictions will be reinstated upon the ceasing to occur, withdrawal or abandonment, as the case may be, of such events):

•	the commencement of a tender or exchange offer by a third party seeking to acquire 50% or more of the beneficial ownership of the Company’s outstanding voting securities;

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the decision by the Board or a committee of the Board (a) to solicit one or more proposals for a transaction that would result in a Change of Control (as defined under “Committee Representation” above) or (b) to pursue discussions or negotiations, or make diligence materials available, with respect to an unsolicited proposal for such a transaction;

•	the decision by the Board to recommend that stockholders approve any action proposed in a preliminary proxy statement filed by any person seeking to elect or remove any directors of the Company;

•	the adoption by the Board of a plan of liquidation or dissolution;

•	a material breach by the Company of material obligations under the Stockholders Agreement (subject to the opportunity to cure such breach within 10 days of notice of the breach); or

•	the failure to pay dividends on the Series E Preferred Stock for four successive fiscal quarters.

Other Covenants

The Stockholders Agreement provides that neither the Company nor TPG Pantera may enter into any other stockholders agreement or other similar arrangement with any person regarding the Company’s capital stock or other securities to the extent such agreement or similar arrangement or concerted act would controvert or otherwise be inconsistent in any material respect with the provisions of the Stockholders Agreement. Additionally, the Stockholders Agreement requires that, at least once each year (and one additional time in such year, if TPG Pantera so requests), the Company will determine whether it is a “domestically controlled qualified investment entity” under Section 897(h)(4) of the Internal Revenue Code, based on information filed with the SEC and information provided by TPG Pantera.

Termination

The Stockholders Agreement will terminate in the event that (i) TPG Pantera and its affiliates cease to beneficially own any shares of the Company’s common stock on an as-converted basis and (ii) the registration rights and obligations described under “Registration Rights” above have terminated.

Description of the Series E Preferred Stock

The following is a summary of the material terms of the preferences, limitations, voting powers and relative rights of the Series E Preferred Stock as contained in the Articles Supplementary. While we believe this summary covers the material terms and provisions of the Series E Preferred Stock, we encourage you to read the Articles Supplementary, which was included as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on June 5, 2012, and is incorporated by reference herein. For more information about accessing the Current Report on Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

Ranking

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series E Preferred Stock ranks (i) senior to the Company’s common stock and all other classes and series of capital stock of the Company that do not expressly rank on parity with or senior to the Series E Preferred Stock, (ii) on parity with (x) the Company’s 8.00% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share, and (y) any preferred stock of the Company created after the Closing that expressly ranks on parity with the Series E Preferred Stock, and (iii) junior to any class or series of preferred stock of the Company created after the Closing that expressly ranks senior to the Series E Preferred Stock.

Dividend Rights

Shares of the Series E Preferred Stock are entitled to participate in the Company’s common stock dividends and to certain additional dividends, in each case as described below. No dividends may be paid on shares of the Company’s capital stock that rank junior to or on parity with the Series E Preferred Stock unless all accrued but unpaid dividends are paid on the Series E Preferred Stock.

As and when the Company declares, pays or sets aside for payment dividends on its outstanding common stock, the Company simultaneously will declare a dividend on each share of Series E Preferred Stock equal to the per share amount of such common stock dividend multiplied by the then-applicable conversion ratio, which is initially 1-to-1 (as adjusted pursuant to the Articles Supplementary, the “Conversion Ratio”). Any such dividend will be payable in the same form as the corresponding dividend paid to holders of common stock, and will be paid on or before the date the corresponding dividend is paid to the holders of common stock.

In addition to participation in common stock dividends, beginning December 2, 2012 (the “Mandatory Dividend Commencement Date”), which is 180 days following the date of the Closing, the Company will pay a quarterly dividend on each issued and outstanding share of Series E Preferred Stock equal to:

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8.0% per annum of such share’s liquidation preference (which initially is $11.25 per share), less the amount of any common stock participating dividends paid on such share and not previously subtracted from the prior periods’ dividends, for the period beginning on the Mandatory Dividend Commencement Date and ending two full calendar quarters following the Mandatory Dividend Commencement Date (or June 30, 2013). At the Company’s option, the dividends for this period may be paid in cash or by issuing additional shares of Series E Preferred Stock to the extent such issuance would not cause TPG Pantera and its affiliates collectively to hold in excess of 49% of the Company’s issued and outstanding common stock, assuming conversion of all shares of Series E Preferred Stock, whether or not such Series E Preferred Stock has actually been converted.

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12.0% per annum of such share’s liquidation preference, less the amount of any common stock participating dividends paid on such share and not previously subtracted from the prior periods’ dividends, for a period of four calendar quarters beginning on July 1, 2013. The dividends for this period will be paid in cash.

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15.0% per annum of such share’s liquidation preference, less the amount of any common stock participating dividends paid on such share and not previously subtracted from the prior periods’ dividends, for all periods after June 30, 2014. The dividends for this period will be paid in cash.

The dividends described in this paragraph will be paid for each quarterly period on the date during such quarter on which the Company pays its common stock dividend, or, if no common stock dividend is paid, the last day of such quarterly period, and will accrue on the Series E Preferred Stock until the first to occur of (i) redemption of the Series E Preferred Stock or the liquidation of the Company, (ii) conversion of the Series E Preferred Stock into shares of common stock, or (iii) the date on which the Series E Preferred Stock is otherwise acquired and paid for by the Company.

Liquidation Rights

Subject to the preference of securities of the Company ranking senior to the Series E Preferred Stock, upon liquidation, dissolution or winding up of the Company, each holder of Series E Preferred Stock will be entitled to a per share amount equal to the greater of: (i) the liquidation preference (which initially is $11.25 per share) plus any accrued and unpaid dividends, whether or not declared, if any, to the date of final distribution upon such liquidation; and (ii) the per share amount such holder would have received had all holders of Series E Preferred Stock converted their shares into common stock immediately prior to such liquidation (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Conversion” below).

In the event that the Conversion Right, the approval of which is part of the Equity Investment Rights Proposal, is not approved by the Company’s stockholders within 180 days following the Closing, the liquidation preference for the Series E Preferred Stock will be increased by 10% so that it will equal 110% of the amount of such liquidation preference in effect immediately before such increase. In such event, assuming no anti-dilution adjustments to the initial liquidation preference of $11.25 per share of Series E Preferred Stock, the liquidation preference would increase by $1.125 per share of Series E Preferred Stock (or approximately $15.2 million in the aggregate).

In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company are insufficient to pay in full the liquidating distributions payable with respect to all outstanding shares of the Series E Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series E Preferred Stock, holders of Series E Preferred Stock and holders of such other classes or series of preferred stock will share ratably in any distribution of the Company’s assets in proportion to the respective amounts to which they would otherwise be entitled upon liquidation, dissolution or winding-up of the Company.

Voting Rights

Holders of Series E Preferred Stock have no voting rights, except that, without the approval of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock, the Company may not create any classes or series of securities that rank senior to the Series E Preferred Stock or amend the Company’s Charter or the Articles Supplementary so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock. Authorization or issuance of junior or parity securities will not be deemed to materially and adversely affect the Series E Preferred Stock. Except as required by law, holders of Series E Preferred Stock will have no voting rights with respect to mergers, sales of all or substantially all of the Company’s assets or similar reorganization or change of control transactions.

Redemption Rights

The Series E Preferred Stock is redeemable, in whole but not in part, at the option of each holder:

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At any time after June 5, 2017 (the fifth anniversary of the Closing), at a per share redemption price equal to the greater of (i) the per share liquidation preference (which initially is $11.25) of such holder’s Series E Preferred Stock, plus any accrued and unpaid dividends through the redemption date, and (ii) the average closing price per share of the Company’s common stock for the 20 trading days preceding the date the Company receives the holder’s notice of redemption, multiplied by the Conversion Ratio (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Description of the Series E Preferred Stock – Conversion” below). Upon a holder’s exercise of its redemption rights, the Company may redeem such holder’s shares on the date specified by the holder or, at the Company’s option, on any date within 180 days after the date specified by the holder. To the extent that the Company does not redeem such holder’s shares on the date fixed for redemption (whether due to a lack of available funds or otherwise), the mandatory dividend rate on the holder’s shares of Series E Preferred Stock that remain outstanding will be increased by 3.0% per annum.

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Upon a Change of Control (as defined below), at a per share redemption price equal to the greater of: (i) the per share liquidation preference (which initially is $11.25) of such holder’s Series E Preferred Stock, plus any accrued and unpaid dividends through the redemption date, plus a make-whole amount that enables such holder to receive the benefit of the mandatory dividends that would have accrued on such Series E Preferred Stock through the fifth anniversary of the Closing (calculated without applying a present value discount); and (ii) the greater of (x) the average closing price per share of Company’s common stock for the 20 trading days preceding the fifth day prior to consummation of the Change of Control, multiplied by the Conversion Ratio (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Conversion” below) and (y) the fair market value of the consideration per share of common stock received by Company’s common stockholders in such transaction, multiplied by the Conversion Ratio (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Description of the Series E Preferred Stock – Conversion” below). Upon a holder’s exercise of its redemption rights upon a Change of Control, the Company must redeem such holder’s shares on the date of consummation of the Change of Control transaction or, in the event the Change of Control occurs before public announcement thereof, within 30 days following the Change of Control. To the extent that the Company does not redeem such holder’s shares on the date of consummation of the Change of Control (whether due to a lack of available funds or otherwise), the mandatory dividend rate on the holder’s shares of Series E Preferred Stock that remain outstanding will be increased by 3.0% per annum.

In the Articles Supplementary, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets (including by reorganization, merger, consolidation or similar transaction), (ii) direct or indirect acquisition of beneficial ownership of voting securities of the Company by another person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or similar transaction) pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following such transaction or transactions, less than 50% of the voting securities of the Company or the surviving entity, as the case may be, or (iii) the obtaining by any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised) to elect a majority of the members of the Board (or similar governing body).

The Series E Preferred Stock is also redeemable, in whole but not in part, at the option of the Company at any time after June 5, 2013 (the first anniversary of the Closing) but before June 5, 2014 (the second anniversary of the Closing), at a per share redemption price equal to the greater of: (i) the per share liquidation preference (which initially is $11.25) of the Series E Preferred Stock, plus any accrued and unpaid dividends through the redemption date, plus a make-whole amount that enables such holder to receive the benefit of the mandatory dividends that would have accrued on the Series E Preferred Stock through the fifth anniversary of the Closing, and (ii) the average closing price per share of Company’s common stock for the 20 trading days preceding the date the Company gives notice of its intent to redeem, multiplied by the Conversion Ratio (but without giving effect to the potential 10% increase in the Conversion Ratio described under “Conversion” below). If the Company effects a redemption between the 12- and 15-month anniversaries of the Closing, the make-whole amount described in clause (i) of this paragraph will be discounted to present value using a discount rate equal to the treasury rate. If the Company opts to effect a redemption at any other time, there will be no present value discount applied to the make-whole amount.

Conversion

In compliance with the NYSE rules and regulations, the Series E Preferred Stock is not convertible prior to the approval of the Company’s stockholders of the Equity Investment Rights Proposal. If the Equity Investment Rights Proposal is approved (and any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or terminated), then the Series E Preferred Stock will be convertible, at the holder’s option or at the Company’s option, into newly issued shares of common stock of the Company at the Conversion Ratio of 1-to-1 (subject to customary anti-dilution adjustments described below). Upon conversion, the Company must pay all accrued and unpaid dividends on the Series E Preferred Stock being converted.

In the event that the Conversion Right, the approval of which is part of the Equity Investment Rights Proposal, is not approved by the Company’s stockholders within 180 days following the Closing, the Conversion Ratio will be increased by 10%, so that it will equal 110% of the Conversion Ratio in effect immediately before such increase. In such event, the per share Conversion Ratio, therefore, would increase to 1.1-to-1, assuming no anti-dilution adjustments to the Conversion Ratio.

The Conversion Rate of the Series E Preferred Stock is subject to customary anti-dilution adjustments. These anti-dilution adjustments, subject to certain exceptions, will apply if, at any time while any of the Series E Preferred Stock is outstanding, the Company:

•	issues shares of common stock as a dividend or distribution on its capital stock (other than dividends paid in shares of Series E Preferred Stock as described under “Dividend Rights” above);

•	subdivides its outstanding common stock into a greater number of shares;

•	combines its outstanding common stock into a smaller number of shares;

•	issues any shares of capital stock by reclassification of its common stock; or

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issues rights, options or warrants to holders of the Company’s common stock (other than any issuances pursuant to existing or certain future compensation arrangements for directors, officers, employees, consultants and agents) entitling them to subscribe for or purchase common stock at a price per share less than the average closing price per share of Company’s common stock for the 20 trading days preceding the record date for determining the common stockholders entitled to receive such rights, options or warrants.

Interests of Certain Persons

Based on the capitalization of the Company as of June 13, 2012, and the current 1-for-1 conversion rate for conversion of shares of Series E Preferred Stock into shares of our common stock, the conversion of all of the Series E Preferred Stock into shares of our common stock would result in the Investor owning approximately 43% of our outstanding common stock after giving effect to such conversion. TPG Pantera, as a holder of our common stock, is not entitled to vote on the Equity Investment Rights Proposal presented at the Special Meeting, but is permitted to vote on the Authorized Stock Increase Proposal and the Adjournment Proposal. TPG Pantera, as holder of the Series E Preferred Stock, is not entitled to vote on any of the proposals set forth in this Proxy Statement.

On June 4, 2012, Avi Banyasz, Kelvin L. Davis and Adam S. Metz were appointed to our Board, effective as of the Closing, to fill the vacancies created by the resignations, effective as of the Closing, of Daniel P. Friedman, Michael J. Lipsey, Leland R. Speed and Troy A. Stovall pursuant to TPG Pantera’s right to nominate persons for election by the Company’s stockholders to the Board under the Stockholders Agreement. As of the date of this Proxy Statement, TPG Pantera has not exercised its right under the Stockholders Agreement to designate a fourth person to be elected to the Board to fill the remaining vacancy created by the resignations described above. Because these individuals did not join our Board until the consummation of the Investment, none of them participated as a director of the Company in discussions of, or voted with respect to, matters related to the Investment that were approved by our Board, including our Board vote recommending approval of the issuance of common stock to TPG Pantera and issuance of common stock upon conversion of the Series E Preferred Stock.

The Company previously entered into change in control agreements with certain of its executive officers that provide for enhanced payments and benefits in the event of a change in control, which will be deemed to occur under such agreements if the Equity Investment Rights Proposal is approved. Additionally, under certain of the Company’s equity incentive plans, the restrictions on certain awards will lapse and conditions on certain awards will be deemed satisfied, in each case upon a change in control (which will be deemed to occur under such incentive plans if the Equity Investment Rights Proposal is approved) or upon certain employment termination events following a change in control. See “Change in Control Provisions” below.

No directors or officers of the Company purchased any securities in the Investment.

Change in Control Provisions

Change in Control Agreements

In considering the recommendation of the Board that our stockholders vote for the Equity Investment Rights Proposal, you should note that, as further described below, the Company previously entered into change in control agreements with certain of its current and former executive officers that provide for enhanced payments and benefits in the event of a change in control and also in the event of certain terminations of employment following a change in control. A change in control will be deemed to occur under such agreements if the Equity Investment Rights Proposal is approved. The Board considered the impact of the Investment under such agreements, among other matters, in deciding to recommend that our stockholders vote for the Equity Investment Rights Proposal.

Each change in control agreement provides that, within 10 days after a change in control, the Company is required to pay the applicable executive the product of (i) the executive’s board-approved target bonus for the current fiscal year, multiplied by (ii) the fraction of the fiscal year elapsed by the date of the change in control. Such payment will offset any obligation of the Company to pay a bonus for the fiscal year of the Company in which the change in control occurs. Also, upon a change in control, all outstanding options and stock appreciation rights issued to the executive by the Company will become immediately exercisable, all restrictions with respect to restricted common stock issued by the Company to the executive will lapse and expire and any condition to which such restricted common stock is subject will be deemed to have been satisfied, so that the executive shall be entitled to unrestricted ownership of the common stock, subject to the Company’s tax withholding obligations. Furthermore, to the extent any right held by the executive at the time of such transaction to receive common stock from the Company in the future is subject to restrictions or conditions, all such restrictions will lapse and such conditions will be deemed satisfied. Notwithstanding the automatic equity acceleration provisions of the change in control agreements, however, as discussed below, all award agreements for outstanding shares of restricted stock granted under the 2010 Plan and the 2011 Plan (each as defined below) contain provisions that supersede the automatic equity acceleration provisions in the change in control agreements with respect to such awards.

In addition, each change in control agreement provides that if the applicable executive’s employment is terminated (other than for cause, or by reason of death or disability) or such executive leaves the Company’s employment for good reason, in each case within 20 months after a change in control, the Company will pay a benefit to the executive equal to the product of (i) his or her base salary plus his or her “average bonus” (which is generally the average of his or her annual bonus accrued in the preceding 3 years), multiplied by (ii) a multiple equal to 2.99 or 2.00, depending on the terms of the applicable agreement. Each of the change in control agreements also give the applicable executive the right to leave the employment of the Company for any reason at any time during the six-month period after the change in control, in which case the Company must pay the executive a benefit equal to one-half of the amount described in the preceding sentence. Severance benefits under the change in control agreements are generally payable in a lump sum on the first day of the seventh month beginning after the month in which the executive’s termination of employment occurred, although certain amounts may be payable sooner.

A “change in control” under the change in control agreements generally means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) any person acquiring beneficial ownership, directly or indirectly, of securities representing 30% or more of the combined voting power of the Company’s outstanding securities; (iii) certain changes in the Company’s Board; (iv) the approval by the Company’s security holders of certain mergers; (v) the approval by the Company’s security holders of a plan of liquidation by the Company; or (vi) the sale or other transfer of at least 50% of the Company’s gross real estate assets (as measured by GAAP) to a person or persons within a 12-month period, provided the proceeds are not reinvested in similar real estate assets or investments.

Under the change in control agreements, “good reason” means in general: (1) a material diminution in the individual’s position, authority, duties, or responsibilities; (2) a material reduction in the individual’s base salary in effect immediately before the change in control; (3) a material reduction in the individual’s annual or long-term bonus and equity incentive opportunities, as compared to such opportunity or level in effect immediately before the change in control; (4) a failure by the Company to maintain health benefit plans for the individual and his or her family following the change in control or certain reductions in the value of the individual’s health benefits; (5) a material diminution in any budget over which the individual retains authority; (6) the Company’s material relocation of the individual without the individual’s consent; (7) a purported termination of the individual’s employment for cause other than pursuant to the terms of the employment agreement; or (8) a failure of the Company to have a successor assume its obligations.

Under the change in control agreements, “cause” means in general: (1) the continued failure of the individual to perform material responsibilities and duties toward the Company (other than due to mental or physical illness); (2) willful or reckless conduct by the individual that is demonstrably injurious to the Company; (3) the conviction of the individual for a felony; or (4) the commission or omission of any act by the individual that is materially harmful to the best interests of the Company and that constitutes on the part of the individual common law fraud or malfeasance, misfeasance or nonfeasance of duty (other than the individual’s lack of professional qualifications).

Each of the change in control agreements also includes a 280G “better of” provision, meaning, in the event of a change in control as determined under Section 280G of the Internal Revenue Code, the executive will receive whatever provides him or her with the greater after-tax benefit: the full amount of severance payments or a reduced amount so that such payments are not subject to an excise tax, but only as it relates to severance (and not acceleration of equity awards).

Twelve current or former executive officers of the Company are parties to change in control agreements. They are James R. Heistand, M. Jayson Lipsey, Henry F. Pratt III, James M. Ingram, David R. O’Reilly, Mandy M. Pope, Warren L. Speed, John V. Barton II, Roy H. Butts, Jack R. Sullenberger, O. Darryl Waltman and Leland R. Speed. Under each of these agreements, stockholder approval of the Equity Investment Rights Proposal will constitute a “change in control” because, upon such approval, TPG Pantera will be deemed to beneficially own more than 30% of the voting power of the Company’s outstanding securities. TPG Pantera’s purchase of the common stock and Series E Preferred Stock pursuant to the Securities Purchase Agreement will not constitute a “change in control” if the Equity Investment Rights Proposal is not approved by our stockholders.

For purposes of the Investment, Jim Heistand, our President and Chief Executive Officer, waived his rights under his change in control agreement to receive (i) the payment of his prorated targeted bonus as a result of the approval of the Equity Investment Rights Proposal, and (ii) any severance payment to which he otherwise would be entitled following the change in control if he were to terminate his employment without good reason within the six-month period following such change in control. Mr. Heistand also has agreed to vote his shares of common stock in favor of approving the Equity Investment Rights Proposal.

Incentive Plans

In addition to the payments and benefits provided pursuant to the terms of the change in control agreements described above, pursuant to the terms of the Company’s 2003 Equity Incentive Plan, as amended (the “2003 Plan”), upon a change in control, (i) all restrictions otherwise applicable with respect to incentive restricted shares and deferred incentive stock units will lapse, the restricted period will expire and any prescribed conditions will be deemed to be satisfied, and (ii) any performance goals relevant to such awards will be deemed to have been achieved at the target performance level. Further, upon stockholder approval of the Equity Investment Rights Proposal, the Company will have to pay the shares underlying the deferred incentive stock units issued under the 2003 Plan. The 2003 Plan also includes a 280G “better of” provision meaning, in the event of a change in control as determined under Section 280G of the Internal Revenue Code, the executive would receive whatever provides him or her with the greater after-tax benefit: the full value of the acceleration under the 2003 Plan or a reduced amount so that the value of such acceleration is not subject to an excise tax.

Also, pursuant to the terms of the Company’s 2010 Omnibus Equity Incentive Plan, as amended (the “2010 Plan”), if an individual’s employment is terminated by the Company for any reason other than cause or by the individual for good reason, in each case within the 2-year period following the change in control, then, as of the date of the individual’s termination, all restrictions otherwise applicable with respect to incentive restricted shares and restricted share units (including deferred incentive stock units) granted to such individual will lapse, the restricted period will expire and any prescribed conditions will be deemed to be satisfied. Under the 2010 Plan, the definitions of the terms “change in control,” “cause” and “good reason” have generally the same meaning as under the change in control agreements (described above), except that clauses (4), (7) and (8) of the definition of “good reason” do not apply. Under the award agreements for shares of restricted stock currently outstanding under the 2010 Plan (but solely with respect to such shares), the provisions of the 2010 Plan requiring both a change in control and certain employment terminations in order to trigger accelerated vesting of equity awards supersede the provisions of the change in control agreements described above providing for automatic acceleration upon a change in control alone.

The change in control provisions of the Company’s 2011 Employee Inducement Award Plan (the “2011 Plan”) are the same as under the 2010 Plan. Under the award agreements for shares of restricted stock currently outstanding under the 2011 Plan (but solely with respect to such shares), the provisions of the 2011 Plan requiring both a change in control and certain employment terminations in order to trigger accelerated vesting of equity awards supersede the provisions of the change in control agreements described above with respect to awards granted under the 2011 Plan.

The following table shows the payments and benefits that the Company would owe to each of its current and former executive officers who is a party to a change in control agreement, both under such change in control agreement and the Company’s incentive plans described above, upon the change in control that would occur upon the approval of the Equity Investment Rights Proposal by the stockholders on July 31, 2012 (the date of the Special Meeting to which this Proxy Statement relates) followed by each of: (i) an involuntary termination without cause or voluntary resignation without good reason following the change in control, (ii) voluntary resignation without good reason within six months following the change in control, and (iii) no termination following the change in control.

Name / Payment or Benefit	Involuntary termination without cause or voluntary resignation with good reason following the change in control		Voluntary resignation without good reason within six months following the change in control		No termination following the change in control
James R. Heistand (1)
Cash Severance (2)	$2,870,400		—	(1)	—
Acceleration of Equity Awards (3)	$474,296		—		—
Prorated Target Bonus	—	(1)	—	(1)	—	(1)
Total	$3,344,696	(1)	—	(1)	—	(1)
M. Jayson Lipsey
Cash Severance (2)	$1,036,373		$518,186		—
Acceleration of Equity Awards (3)	$134,461		$9,368		$9,368
Prorated Target Bonus	$43,562		$43,562		$43,562
Total	$1,214,396		$571,116		$52,930
Henry F. Pratt III
Cash Severance (2)	$1,456,764		$728,382		—
Acceleration of Equity Awards (3)	$129,352		—		—
Prorated Target Bonus	$47,164		$47,164		$47,164
Total	$1,633,280		$775,546		$47,164
James M. Ingram
Cash Severance (2)	$1,079,203		$539,601		—
Acceleration of Equity Awards (3)	$197,557		$24,980		$24,980
Prorated Target Bonus	$38,479		$38,479		$38,479
Total	$1,315,239		$603,060		$63,459
David R. O’Reilly
Cash Severance (2)	$1,457,625		$728,813		—
Acceleration of Equity Awards (3)	$28,593		—		—
Prorated Target Bonus	$47,192		$47,192		$47,192
Total	$1,533,410		$776,005		$47,192
Mandy M. Pope
Cash Severance (2)	$929,381		$464,690		—
Acceleration of Equity Awards (3)	$200,307		$21,858		$21,858
Prorated Target Bonus	$36,301		$36,301		$36,301
Total	$1,165,989		$522,849		$58,159
Warren L. Speed
Cash Severance (2)	$619,974		$309,987		—
Acceleration of Equity Awards (3)	$135,612		$15,613		$15,613
Prorated Target Bonus	$12,705		$12,705		$12,705
Total	$768,291		$338,305		$28,318
John V. Barton II
Cash Severance (2)	$511,757		$255,878		—
Acceleration of Equity Awards (3)	$125,402		$18,735		$18,735
Prorated Target Bonus	$13,119		$13,119		$13,119
Total	$650,278		$287,732		$31,854

Name / Payment or Benefit	Involuntary termination without cause or voluntary resignation with good reason following the change in control	Voluntary resignation without good reason within six months following the change in control	No termination following the change in control
Roy H. Butts
Cash Severance (2)	$355,533	$177,766	—
Acceleration of Equity Awards (3)	$73,673	$7,007	$7,007
Prorated Target Bonus	$10,733	$10,733	$10,733
Total	$439,939	$195,506	$17,740
Jack R. Sullenberger
Cash Severance (2)	$483,192	$241,596	—
Acceleration of Equity Awards (3)	$76,808	$10,142	$10,142
Prorated Target Bonus	$14,580	$14,580	$14,580
Total	$574,580	$266,318	$24,722
O. Darryl Waltman
Cash Severance (2)	$401,855	$200,928	—
Acceleration of Equity Awards (3)	$60,849	$6,245	$6,245
Prorated Target Bonus	$15,247	$15,247	$15,247
Total	$477,951	$222,420	$21,492
Leland R. Speed
Cash Severance (2)	$364,780	$182,390	—
Acceleration of Equity Awards (3)	—	—	—
Prorated Target Bonus	—	—	—
Total	$364,780	$182,390	—

(1)	For purposes of the Investment, Jim Heistand, our President and Chief Executive Officer, waived his rights under his change in control agreement to receive (i) the payment of his prorated targeted bonus as a result of the approval of the Conversion Right and (ii) any payment to which he otherwise would be entitled following the change in control if he were to terminate his employment without good reason.
(2)	The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan and deferred compensation plan.
(3)	Includes the acceleration of restricted stock awards based on the closing price of the Company’s common stock ($10.44) on June 13, 2012, plus the dividends accrued through such date.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Exchange Act), beneficially owned, as of June 13, 2012 (the record date for the Special Meeting to which this Proxy Statement relates), more than five percent of the Company’s common stock, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock (1)
TPG VI Pantera Holdings, L.P.	4,300,000	(2)	15.5%
c/o TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102
The Vanguard Group, Inc.	2,331,829	(3)	8.4%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Blackrock, Inc.	2,203,614	(4)	7.9%
40 East 52nd Street New York, New York 10022
Private Management Group, Inc.	1,986,606	(5)	7.2%
15635 Alton Parkway, Suite 400 Irvine, California 92618
T. Rowe Price Associates, Inc.	1,567,389	(6)	5.7%
100 E. Pratt Street Baltimore, Maryland 21202

(1)	Based on the number of shares of common stock outstanding on June 13, 2012, which was 27,728,862 shares.
(2)	Includes 4,300,000 shares held by TPG Pantera, whose general partner is TPG Genpar VI Delfir AIV, L.P., a Delaware limited partnership, whose general partner is TPG Genpar VI Delfir AIV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman corporation, whose sole shareholder is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”). David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors and may therefore be deemed to beneficially own the shares held by TPG Pantera. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by TPG Pantera except to the extent of their pecuniary interest therein. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 2,300,883 shares of common stock and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 30,946 shares of common stock as a result of its serving as investment manager of collective trust accounts.
(4)	Based upon a Statement on Schedule 13G filed February 29, 2012 with the SEC that indicated that Blackrock, Inc. and related entities have sole voting power with respect to 2,203,614 shares of common stock and sole dispositive power with respect to 2,203,614 shares of common stock.
(5)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Private Management Group, Inc. has sole voting power with respect to 1,986,606 shares of common stock and sole disposition power with respect to 1,986,606 shares of common stock.

(6)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Security Ownership of Management

The following table sets forth the shares of common stock beneficially owned, as of June 13, 2012 (the record date for the Special Meeting to which this Proxy Statement relates), by each director and named executive officer of the Company and by the directors and executive officers as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of common stock set forth in the table.

	Amount and Nature of Beneficial Ownership						Percent of Common Stock (2)
	Common Stock	Restricted Stock	Exercisable Options	OP Units (1)	Total Beneficial Ownership
Avi Banyasz (3)	—	—	—	—	—		—
Charles T. Cannada	25,884	—	—	—	25,884	(4)	*
Edward M. Casal	6,382	—	—	—	6,382		*
Kelvin L. Davis (5)	—	—	—	—	—		—
Laurie L. Dotter	18,384	—	—	—	18,384	(6)	*
James R. Heistand (7)	1,121,706	67,661	—	—	1,189,367		4.3%
Adam S. Metz (8)	—	—	—	—	—		—
Brenda J. Mixson	21,705	—	—	—	21,705	(9)	*
Richard G. Hickson IV	7,924	—	—	—	7,924		*
James M. Ingram	32,334	28,190	—	—	60,524	(10)	*
M. Jayson Lipsey	14,999	18,010	—	—	33,009		*
David R. O’Reilly	109,331	2,700	—	—	112,031		*
Mandy M. Pope	18,949	27,940	—	—	46,889	(11)	*
Henry F. Pratt III	312	18,453	—	129,685	148,450		*
Warren L. Speed	51,468	18,710	—	—	70,178	(12)	*
Directors and executive officers as a group	1,429,378	181,664	—	129,685	1,740,727		6.2%

*	Less than 1%.
(1)	Represents common units of limited partnership interest (“OP Units”) in Parkway Properties LP, our operating partnership. Pursuant to the limited partnership agreement of our operating partnership, after receiving a redemption notice from a unit holder, our operating partnership must redeem units for cash or, at our option, shares of our common stock on a one-for-one basis.
(2)

Based on the number of shares of common stock outstanding on June 13, 2012, which was 27,728,862 shares. To compute the percentage of common stock held by each person, we assume that all OP units held by such person have been exchanged for shares of common stock and any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days of June 13, 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Avi Banyasz is a TPG partner. Mr. Banyasz does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera. The address for Mr. Banyasz is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	Does not include 500 shares of common stock held by Mr. Cannada’s wife, as to which Mr. Cannada disclaims beneficial ownership. Mr. Cannada and his wife also own 2,400 shares of 8.00% Series D cumulative redeemable preferred stock (“Series D preferred stock”) that do not have voting rights at the Special Meeting.
(5)	Kelvin L. Davis is a TPG partner. Mr. Davis does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera. The address for Mr. Davis is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(6)	Ms. Dotter also owns 900 shares of Series D preferred stock that do not have voting rights at the Special Meeting.
(7)	Includes 20,000 shares of common stock held by ACP-JRL Partnership, Ltd., a family limited partnership, as to which Mr. Heistand disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(8)	Adam S. Metz is a senior advisor to TPG. Mr. Metz does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera. The address for Mr. Metz is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(9)	Ms. Mixson also owns 4,000 shares of Series D preferred stock that do not have voting rights at the Special Meeting.
(10)	Includes 6,000 shares of common stock Mr. Ingram has pledged as security on a personal line of credit.
(11)	Ms. Pope has a margin account at a broker that allows her to borrow against the securities, including shares of common stock, in that account. As of June 13, 2012, there was no balance outstanding on the margin account.
(12)	Includes 10,408 shares of common stock Mr. Speed owns as custodian for his children. Does not include 1,000 shares of common stock held by Mr. Speed’s wife, as to which Mr. Speed disclaims beneficial ownership.

Other Matters

Stockholder Proposals for the 2013 Annual Meeting

If a stockholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders, the stockholder must submit the proposal in writing to the Secretary of the Company at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801 so that the Company receives the proposal by December 6, 2012.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2013 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 18, 2013 and not earlier than February 16, 2013.

Stockholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC as specified below will update and supersede that information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the following filings:

•	The Company’s 2011 Annual Report on Form 10-K, filed March 12, 2012.

•	The Company’s Quarterly Report on Form 10-Q, filed on May 9, 2012.

•

The Company’s Current Reports on Form 8-K, filed on April 3, 2012, April 5, 2012, April 23, 2012, May 3, 2012, May 4, 2012, May 7, 2012, May 18, 2012, June 1, 2012, June 5, 2012, June 6, 2012 and June 11, 2012.

This proxy statement incorporates important business and financial information about Parkway Properties, Inc. from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.pky.com, and from the SEC at its website, www.sec.gov, or by written request directed to us at Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, Attention: Investor Relations, or telephonic request to David O’Reilly, Executive Vice President, Chief Investment Officer and Interim Chief Financial Officer, at (407) 650-0593.

PARKWAY PROPERTIES, INC.

390 NORTH ORANGE AVENUE

SUITE 2400

ORLANDO, FL 32801

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  PARKWAY PROPERTIES, INC.

		For	Against	Abstain
The Board of Directors unanimously recommends you vote FOR proposals 1, 2 and 3.

1.	Equity Investment Rights Proposal: To approve all of the following rights in connection with the investment by TPG VI Pantera Holdings, L.P.: (i) the right to convert, at the option of the Company or the holders, the Company’s Series E Convertible Cumulative Redeemable Preferred Stock into shares of the Company’s common stock, (ii) the investor’s pre-emptive rights following approval of such conversion to participate in future issuances of the Company’s common stock or securities convertible into or exercisable for the Company’s common stock to the extent the investor would receive more than 1% of the number or voting power of the Company’s then-outstanding shares of common stock, and (iii) the right to restrict the ability of the Company’s Board of Directors from hiring or terminating certain executive officers of the Company, or making any material change in any of the duties of any such executive officer, without the affirmative approval of a majority of the Company’s Compensation Committee.	☐	☐	☐

2.	Authorized Stock Increase Proposal: To approve an amendment to the Company’s Articles of Incorporation, as amended, to increase the total number of authorized shares of the Company’s capital stock from 100,000,000 to 150,000,000.	☐	☐	☐

3.	Adjournment Proposal: To approve the adjournment of the Special Meeting to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve either of the foregoing proposals.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com.

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M47798-S94373

PARKWAY PROPERTIES, INC. Special Meeting of Stockholders July 31, 2012 2:00 PM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David R. O’Reilly and Mandy M. Pope, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PARKWAY PROPERTIES, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 2:00 PM, EDT time on July 31, 2012, at the Buckhead Club, 3344 Peachtree Road NE, Atlanta, Georgia, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are made, this proxy will be voted with the Board’s recommendations.

Continued and to be signed on reverse side